SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               Schedule 13D/A
                             (Amendment No. 3)
                 Under the Securities Exchange Act of 1934


                         Beverly Enterprises, Inc.
                 -----------------------------------------
                              (Name of Issuer)

                   Common Stock, $0.10 par value per share
                 ------------------------------------------
                       (Title of class of securities)

                                 087851309
                 -----------------------------------------
                               (CUSIP Number)

         Kenneth Maiman, Esq.                  Bradley Takahashi, Esq.
      Appaloosa Management L.P.             Franklin Mutual Advisers, LLC
     26 Main Street, First Floor              51 John F. Kennedy Parkway
          Chatham, NJ 07928                     Short Hills, NJ 07078
            (973) 701-7000                          (973) 912-2000

          Arnold M. Whitman                      Richard Marks, Esq.
        Formation Capital, LLC                   Northbrook NBV, LLC
          1035 Powers Place                   500 Skokie Blvd, Ste. 310
         Alpharetta, GA 30004                    Northbrook, IL 60062
            (770) 754-9660                          (847) 559-1002

                         Robert C. Schwenkel, Esq.
                Fried, Frank, Harris, Shriver & Jacobson LLP
                             One New York Plaza
                          New York, NY 10004-1980
                               (212) 859-8000
         (Persons Authorized to Receive Notices and Communications)

                              February 3, 2005
                 -----------------------------------------
          (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

CUSIP NO.   087851309                 13D          PAGE     2   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Investment Limited Partnership I

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,873,122

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,873,122

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,873,122

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.7%

        TYPE OF REPORTING PERSON
  14    PN

CUSIP NO.   087851309                 13D          PAGE     3   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Palomino Fund Ltd.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    British Virgin Islands

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,641,178

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,641,178

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,641,178

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.5%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE     4   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Management L.P.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.3%

        TYPE OF REPORTING PERSON
  14    PN;IA

CUSIP NO.   087851309                 13D          PAGE     5   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Appaloosa Partners Inc.

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.3%

        TYPE OF REPORTING PERSON
  14    CO

CUSIP NO.   087851309                 13D          PAGE     6   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David A. Tepper

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         3,514,300

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           3,514,300

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,514,300

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.3%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE     7   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Franklin Mutual Advisers, LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          3,508,900

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         -0-

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        3,508,900

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           -0-

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        3,508,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        3.2%

        TYPE OF REPORTING PERSON
  14    IA

CUSIP NO.   087851309                 13D          PAGE     8   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Northbrook NBV, LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    WC

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Delaware

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     9   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Hokin

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN;HC

CUSIP NO.   087851309                 13D          PAGE     10   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Rob Rubin

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE     11   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Robert Hartman

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         1,487,200

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           1,487,200

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        1,487,200

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.4%

        TYPE OF REPORTING PERSON
  14    IN

CUSIP NO.   087851309                 13D          PAGE     12   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 David Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         10,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           10,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        10,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     13   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    1995 Donna Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     14   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Aaron Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         20,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           20,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        20,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     15   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Anna Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     16   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Alexander Reis Spray Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         22,500

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           22,500

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        22,500

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     17   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis Family Trust

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    OO

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Connecticut

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         25,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           25,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        25,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     18   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    David Reis

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    United States

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          95,000[1]

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         125,000

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        95,000[1]

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           125,000

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        220,000

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    IN

-----------------
[1] Includes 20,000 Beverly Enterprises Shares which may be purchased pursuant to currently exercisable call options.

CUSIP NO.   087851309                 13D          PAGE     19   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Baylor Enterprises LLC

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    AF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    Georgia

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          -0-

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        -0-

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        21,900

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1.0%

        TYPE OF REPORTING PERSON
  14    OO

CUSIP NO.   087851309                 13D          PAGE     20   OF 42   PAGES

       NAME OF REPORTING PERSON
       SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
  1    Arnold M. Whitman

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                 (a)  |X|
  2                                              (b)  |_|

  3    SEC USE ONLY

       SOURCE OF FUNDS
  4    PF

       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
  5    N/A

       CITIZENSHIP OR PLACE OF ORGANIZATION
  6    USA

  NUMBER OF    7   SOLE VOTING POWER
   SHARES          4,700

BENEFICIALLY   8   SHARED VOTING POWER
  OWNED BY         21,900

    EACH       9   SOLE DISPOSITIVE POWER
  REPORTING        4,700

   PERSON      10  SHARED DISPOSITIVE POWER
    WITH           21,900

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
        26,600

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        N/A

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        Less than 1%

        TYPE OF REPORTING PERSON
  14    IN;HC

     This Amendment No. 3 amends the Schedule 13D originally filed on January 24, 2005, as amended by Amendment No. 1 filed on January 25, 2005 and by Amendment No. 2 filed on January 27, 2005 (as amended, the "Statement"), by (i) Appaloosa Investment Limited Partnership I, (ii) Palomino Fund Ltd., (iii) Appaloosa Management L.P., (iv) Appaloosa Partners, Inc., (v) David A. Tepper, (vi) Franklin Mutual Advisers, LLC,
(vii) Northbrook NBV, LLC, (viii) David Hokin, (ix) Rob Rubin, (x) Robert Hartman, (xi) 1995 David Reis Family Trust, (xii) 1995 Donna Reis Family Trust, (xiii) Aaron Reis Spray Trust, (xiv) Anna Reis Spray Trust, (xv) Alexander Reis Spray Trust, (xvi) David Reis Family Trust, (xvii) David Reis, (xviii) Baylor Enterprises LLC and (xix) Arnold Whitman, relating to the common stock, $0.10 par value per share, of Beverly Enterprises, Inc. Unless otherwise indicated, all capitalized terms used herein shall have the meanings given to them in the Statement, and unless amended hereby, all information previously filed remains in effect.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Item No. 3 is hereby supplemented by the following:

     Mr. Whitman purchased an additional 100 Beverly Enterprises Shares in a market transaction on January 28, 2005 for an aggregate amount of $1,197, using his personal funds, and acquired an additional 100 Beverly
Enterprises Shares on February 1, 2005 through a transfer from Baylor.

ITEM 4.    PURPOSE OF TRANSACTION

     Item No. 4 is hereby supplemented by the following:

     On February 3, 2005, Arnold M. Whitman, Chief Executive Officer of Formation, sent to William R. Floyd, Chairman of the Board, President and Chief Executive Officer of the Company, a letter on behalf of the Consortium Members. As indicated in the letter, the Consortium Members intend to nominate a slate of nominees for election to the Company's Board of Directors at the Company's 2005 annual meeting of stockholders. This letter is included in the press release attached as Exhibit J.

     On February 4, 2005, Mr. Whitman submitted to the Secretary of the Company a notice of the business and proposals he intends to bring before the Company's 2005 annual meeting of stockholders. As indicated in the notice, Mr. Whitman intends to nominate for election to the Board of Directors of the Company a slate consisting of the following nominees:
Jeffrey A. Brodsky, John J. Durso, Philip L. Maslowe, Charles M. Masson, Mohsin Y. Meghji and Guy Sansone. Information about each of the nominees is contained in the notice, which is attached hereto as Exhibit K and incorporated herein by reference.

     The identity of each person who may be deemed to be a participant in the solicitation (as defined in Instruction 3 to Item 4 of Schedule 14A (ss.240.14a-101 of the Securities Exchange Act of 1934, as amended)) of the Company's stockholders in connection with the Company's 2005 annual meeting of stockholders and a description of such person's direct or indirect interests in the solicitation, to the extent not otherwise described in the Statement, is set forth on attached Exhibit L hereto.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     The first sentence in paragraph (a) of Item 5 is amended and restated in its entirety as follows:

        The Filing Persons beneficially own, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), 8,757,000 Beverly Enterprises Shares in the aggregate.

     Clauses  (xiii)  through  (xv) in Item 5(a) and the last  paragraph in
Item 5(a) are amended and restated in their entirety as follows:

        (xiii) Baylor is the owner of 21,900 Beverly Enterprises Shares (or less than 1% of the outstanding Beverly Enterprises Shares). Each Filing Person (other than Baylor and Mr. Whitman) disclaims beneficial ownership of the Beverly Enterprises Shares owned by Baylor;

        (xiv) Mr. Arnold M. Whitman has sole beneficial ownership of 4,700 Beverly Enterprises Shares (or less than 1% of the outstanding Beverly Enterprises Shares) and, solely by virtue of his controlling interest in Baylor, may be deemed to share beneficial ownership of 26,600 Beverly Enterprises Shares with Baylor in the aggregate (or less than 1% of the outstanding Beverly Enterprises Shares). Each Filing Person (other than Mr. Whitman) disclaims beneficial ownership of the 4,700 Beverly Enterprises Shares owned by Mr. Whitman in his personal capacity, and each Filing Person (other than Mr. Whitman and Baylor) disclaims beneficial ownership of the 21,900 Beverly Enterprises Shares held directly by Baylor, which Mr. Whitman may be deemed to own by virtue of his controlling interest in Baylor; and

        (xv) Formation does not own any of the aggregate 1,733,800 Beverly Enterprises Shares (or 1.6% of the outstanding Beverly Enterprises Shares) beneficially owned by Northbrook, Messrs Hokin, Rubin and Hartman, any of the Reis Trusts, Mr. Reis, Baylor and Mr. Whitman and disclaims beneficial ownership of such shares.

          By virtue of the Term Sheet, filed as Exhibit G to this Statement, and the Agreement among Stockholders, filed as Exhibit H to this Statement, each as described in Item 6 below, the Filing Persons may be deemed to be members of a group as defined in Rule 13d-5(b) and share beneficial ownership of the aggregate 8,757,000 Beverly Enterprises Shares reported herein.

          The last sentence of Item 5(b) is amended and restated in its entirety as follows:

     By virtue of Mr. Whitman's controlling interest in Baylor as described in Item 2, Baylor and Mr. Whitman have shared power to vote and direct the disposition of the 21,900 Beverly Enterprises Shares held by Baylor, and Mr. Whitman has the sole power to vote and direct the disposition of 4,700 Beverly Enterprises Shares held by himself.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS

A.    Joint Filing Agreement dated January 24, 2005.*
B.    Executive Officers of Franklin Mutual.*
C.    Transactions in Beverly Enterprises Shares Since November 18, 2004.***
D.    Letter dated December 22, 2004 from Formation to the Company.*
E.    Letter dated January 5, 2005 from the Company to Formation.*
F.    Letter dated January 19, 2005 from Formation to the Company.*
G.    Term Sheet dated December 14, 2004.*
H.    Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to Douglas J. Babb, Executive Vice President, Chief Administrative and Legal Officer of the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.    List of Participants in Solicitation of Company Stockholders.***

--------------------------------
* Filed on January 24, 2005
+ Filed with Amendment No. 1 on January 25, 2005
** Filed with Amendment No. 2 on January 27, 2005
*** Filed herewith

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                     APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                                     By: Appaloosa Management L.P.,
                                          its General Partner

                                          By: Appaloosa Partners Inc.,
                                                its General Partner


                                                By: /s/ David A. Tepper
                                                   -------------------------
                                                Name:   David A. Tepper
                                                Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      PALOMINO FUND LTD.

                                      By: Appaloosa Management L.P.,
                                           its Investment Adviser

                                           By: Appaloosa Partners Inc.,
                                                 its General Partner


                                                 By: /s/ David A. Tepper
                                                    -------------------------
                                                 Name:   David A. Tepper
                                                 Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      APPALOOSA MANAGEMENT L.P.

                                      By: Appaloosa Partners Inc.,
                                           its General Partner


                                           By: /s/ David A. Tepper
                                              -------------------------
                                           Name:   David A. Tepper
                                           Title:  President

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      APPALOOSA PARTNERS INC.


                                      By: /s/ David A. Tepper
                                         -------------------------
                                      Name:   David A. Tepper
                                      Title:  President

                                     SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      /s/ David A. Tepper
                                      -------------------------------
                                      DAVID A. TEPPER

                                  SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      FRANKLIN MUTUAL ADVISERS, LLC



                                      By: /s/ David J. Winters
                                          ------------------------
                                      Name:   David J. Winters
                                      Title:  President, Chief Executive
                                              Officer and Chief Investment
                                              Officer

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      NORTHBROOK NBV, LLC



                                      By: /s/ Rob Rubin
                                          ------------------------
                                      Name:   Rob Rubin
                                      Title:  Manager

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005
                                      /a/ David Hokin
                                      -------------------------------
                                      DAVID HOKIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005
                                      /s/ Rob Rubin
                                      -------------------------------
                                      ROB RUBIN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005
                                      /s/ Robert Hartman
                                      -------------------------------
                                      ROBERT HARTMAN

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      1995 DAVID REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      1995 DONNA REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      AARON REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      ANNA REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      ALEXANDER REIS SPRAY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      DAVID REIS FAMILY TRUST


                                      By:   /s/ David Reis
                                         -------------------------------
                                         Name:  David Reis
                                         Title: Trustee

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005



                                      /S/ David Reis
                                      -------------------------------
                                       DAVID REIS

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005

                                      BAYLOR ENTERPRISES LLC


                                      By:    /s/ Arnold M. Whitman
                                          ---------------------------
                                          Name:  Arnold M. Whitman
                                          Title: Managing Member

                                 SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: February 4, 2005



                                      /s/ Arnold M. Whitman
                                      -------------------------------
                                          ARNOLD M. WHITMAN

                                EXHIBIT INDEX

EXHIBIT    NAME

A.    Joint Filing Agreement dated January 24, 2005.*
B.    Executive Officers of Franklin Mutual.*
C.    Transactions in Beverly Enterprises Shares Since November 18, 2004.***
D.    Letter dated December 22, 2004 from Formation to the Company.*
E.    Letter dated January 5, 2005 from the Company to Formation.*
F.    Letter dated January 19, 2005 from Formation to the Company.*
G.    Term Sheet dated December 14, 2004.*
H.    Agreement among Stockholders dated January 24, 2005.+
I. Letter dated January 27, 2005 from Fried, Frank, Harris, Shriver & Jacobson LLP to the Company.**
J. Press Release issued on February 3, 2005 (including Letter dated February 3, 2005 from Mr. Whitman to Mr. Floyd).***
K. Notice of Business and Proposals to be Brought before the 2005 Annual Meeting of Stockholders.***
L.    List of Participants in Solicitation of Company Stockholders.***

--------------------------------
* Filed on January 24, 2005
+ Filed with Amendment No. 1 on January 25, 2005
** Filed with Amendment No. 2 on January 27, 2005
*** Filed herewith